Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-146869) on Form S-3 of The Bank Holdings of our report dated March 16, 2005 relating to our audit of the consolidated financial statements of The Bank Holdings and Subsidiaries for the year ended December 31, 2004 which appears in the Annual Report on Form 10-K of The Bank Holdings for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGLADREY & PULLEN. LLP

McGladrey & Pullen, LLP is a member firm of RSM International

— an affiliation of separate and independent legal entities.